Exhibit 99.1

EDITED TRANSCRIPT

FCN.N – Q3 2024 FTI Consulting Inc Earnings Call

EVENT DATE/TIME: OCTOBER 24, 2024 / 1:00PM GMT

CORPORATE PARTICIPANTS

Mollie Hawkes FTI Consulting Inc—Head of Marketing, Communications & Investor Relations

Steven Gunby FTI Consulting Inc—President, Chief Executive Officer, Director

Ajay Sabherwal FTI Consulting Inc—Chief Financial Officer

CONFERENCE CALL PARTICIPANTS

Andrew Nicholas William Blair & Company—Analyst

James Yaro Goldman Sachs – Analyst

PRESENTATION

Operator

Good morning and welcome to the FTI Consulting third quarter 2024 earnings conference call. (Operator Instructions) Please note, today’s event is being recorded.

I would now like to turn the conference over to Mollie Hawkes, Head of Investor Relations. Please go ahead.

Mollie Hawkes—FTI Consulting Inc—Head of Marketing, Communications & Investor Relations

Good morning. Welcome to the FTI Consulting conference call to discuss the company’s third quarter 2024 earnings results as reported this morning. Management will begin with formal remarks after which they will take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of section 27 A of the Securities Act of 1933 and section 21 of the Securities Exchange Act of 1934 that involve risks and uncertainties.

Forward-looking statements include statements concerning plans, initiatives, projections, prospects, policies, processes and practices, objectives, goals, commitments, strategies, future events, future revenues, future results and performance, future capital allocations and expenditures, expectations, plans or intentions relating to acquisitions, share repurchases and other matters, business trends, ESG related matters, climate change related matters, new or changes to laws and regulations including scientific or technical developments, and other information or other matters that are not historical including statements regarding estimates of our future financial results and other matters.

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the Safe Harbor statement in the earnings press release issued this morning, a copy of which is available on our website at www.fticonsulting.com, as well as other disclosures under the heading of risk factors and forward-looking information in our quarterly report on form 10-Q for the quarter ended September 30 2024, our annual report on form 10-K for the year ended December 31 2023 and in our other filings with the SEC. Investors are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this earnings call and will not be updated.

During the call. We’ll discuss certain non-GAAP financial measures such as total segment operating income, adjusted EBITDA, total adjusted segment EBITDA, adjusted earnings per diluted share, adjusted net income, adjusted EBITDA margin and free cash flow.

For a discussion of these and other non-GAAP financial measures as well as our reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures, investors should review the press release and the accompanying financial tables that we issued this morning which include the reconciliations.

Lastly, there are two items that have been posted to the investor relations section of our website for your reference. These include a quarterly earnings presentation and an Excel and PDF of our historical financial and operating data, which have been updated to include our third quarter 2024 earnings results.

Of note, during today’s prepared remarks, management will not speak directly to the quarterly earnings presentation posted to the Investor Relations section of our website. To ensure our disclosures are consistent, these slides provide the similar details as they have historically.

With the formalities out of the way, I’m joined today by Steven Gunby, our President and Chief Executive Officer; and Ajay Sabherwal, our Chief Financial Officer.

At this time, I will turn the call over to our President and Chief Executive Officer, Steven Gunby.

Steven Gunby—FTI Consulting Inc—President, Chief Executive Officer, Director

Thank you, Mollie. Welcome, everyone and thank you all for joining us once again this morning. I’m sure as usual many of you saw the earnings announcement this morning. So what I’d like to do is to maybe briefly comment on how I view those results and then with your permission, let Ajay taking you through the performance in more detail.

If you did in fact have time to look at the third quarter results, you saw that they were weaker than we’ve been reporting in most quarters recently. They were also weaker than we expected. Year-on-year revenue growth was only 3.7% this quarter, which of course is nothing like what we’ve been averaging over the last several years and nothing like what we aspire to.

And for the first time in a while, we actually delivered less revenue this quarter than in the prior quarter. As usual, when there are not terrific quarters or even when they’re terrific quarters, there are multiple causes. In this quarter, some of the revenue pressure was due to market causes. I’m sure many of you monitor the markets for consulting firms and you know that right now in many places around the world, they’re not particularly robust.

For example, we have some challenges in our Asia businesses, but of course, in that we are not alone. It’s happening to a number of players in the region. So some of the challenges are due to market forces, but some of the causes as usual are also internal thoughts, either delays in assignments, which for example, we had this quarter in our very capable North American FLC business or some slowness in our strategy business where it happened that some large client engagements all concluded at roughly the same time.

Anticipating a question that perhaps some of you have in mind, I did want to underscore that the shortfall in our performance in this quarter was not the result of cost pressure of the investments, the investments that we’ve been talking about all this year. The shortfall is not really a bottom-line story. The real issue this quarter was revenue.

We are making those investments that we talk about that we’ve been talking about and as you might expect, they probably will have some effect on the bottom line. But many of those investments have only just begun to come on stream and are only starting to hit the P&L. So this quarter shortfall should be thought of primarily as a revenue story.

Let me however, bridge from that to pivot to talk a little bit more about the investments because notwithstanding their potential to create some headwinds in our business and our P&L going forward, they are an area of considerable continued excitement for me, and I think for the company as a whole.

We announced roughly 25 SMD hires in the last six months compared to roughly half of that in the prior six months. And that is by far — that is far from the number of SMDs who have accepted our offers, just the number of SMDs that we’ve been able to announce. And it’s far from the number of SMDs and MDs who are talking with us with excitement and energy about potentially joining.

And of course, it’s important to note that we are not just looking to add talent at the most senior levels. Our company is not just an SMD and MD group. We need talent across all levels of pyramid to deliver for our clients and for our growth. And in that connection, I’m pleased to announce that in this quarter, we welcomed more than 320 professionals from campuses, which is once again our largest class ever.

If you’ll permit me, let me try to zoom out from the quarter to some topics that I see as more fundamental. Just talked about the fact that this quarter wasn’t anywhere near what we typically hope for in terms of revenues or as a result of those revenues in terms of EPS.

But the more fundamental question is what is that mean? What does it mean not just for the quarter, but what if anything does it mean about our long-term trajectory? Does it change the bullish view that we’ve had of the potential of this company? After any quarter, I think hard about those questions. I talked to colleagues about those questions and think that’s the most fundamental question.

My conclusion after all I thought may not be surprising to those of you who have followed us for a while, which is that this quarter though it was weaker than we would have liked, says absolutely nothing about the fundamental long-term trajectory of this company just as like sometimes an extraordinarily good quarter development.

Yes, this quarter disappointed compared to what we expected. It’s also worthwhile having a little perspective on that shortfall. It is still the third highest revenue quarter we’ve ever had. It’s only eclipsed by the prior two quarters.

So a little perspective is one reason, I don’t think it changes my view of the long-term trajectory, but more fundamentally than the prior two quarters and where these stacks relative to the prior two quarters. I think the data now to me at least convincingly shows that quarters are not particularly good indicators of the core causal factors and in fact actually determine medium and long-term success in professional services.

And we’ve talked about multiple times to my knowledge, no one, I’ve never seen anyone build a great business in professional services with a straight line up. If any of you have any examples of that, please send them my way. There are always zigs and zags, sometimes substantial zigs and zags in individual businesses, in individual geographies, in individual sub-businesses.

Sometimes those zigs and zags are driven by market factors or the timing or ending of large jobs or sometimes some other idiosyncratic factors that just happen to have happen that quarter in professional services. The zigs and zags, of course, actually don’t mean anything.

What matters over any extended period of time is the underlying trajectory. Are those zigs and zags around the flat line? Are they around a downward sloping line or what they want? Are they or what you want? If you’re building a great firm, a great firm for your people, a great firm for your shareholders, which is that those zigs and zags around a fundamentally upward sloping line. That’s the core question, which crumps any annoyance you have over short-term bags.

Those questions in turn are driven by the core elements of what matter in professional services. Are we in fact making a difference for our clients? Are we sitting still or are we continuing to build and evolve our capabilities? So we’re becoming ever more relevant for those clients whenever or more of their most pressing needs, which in turn is driven.

Now, the question of are we continuing to attract and support great driven professionals, people who cared deeply to do impactful work to make a difference and cared deeply about building teams and supporting people behind them with similar values and aspirations.

I believe the data show that if you do those activities and commit to those activities over an extended period of time, you end up winning in the two markets, the two markets that matter in professional services, the markets for great clients, but also the market for great talent.

You become more capable, more relevant, more able to help your clients address their deepest, their most significant opportunities and challenges, which clients ultimately notice, I’ll say ultimately because Mollie is sitting across the table for me, and she also heads marketing. It’s a client ultimately with a little help for marketing and our SMDs ultimately notice, which then in turn means you win the biggest jobs.

And at the same time, you’re seen as the best home for ambitious people who want to make a difference and who want to develop themselves into their best versions of themselves, which in turn allows you to track, to be people who can do the for their living. Even if you do everything I just said right, any business can still have a bad quarter.

But if you do it because you’re relevant, because you’re creating a great platform with the best professionals, though you will still have zigs and bags, it will be zigs and zags around what you aspire to, a fundamentally upward sloping line. That has been not just a theory but our experience these past 10 years.

And when I look at our business today, the powerful positions we have built not only in the United States, but now also in many markets overseas, the leading talent that has been with us now for many years growing and developing, becoming more powerful, capable versions of themselves as well as the talent that wants to join us at the senior levels, but also at the entry levels.

All of that leaves me ever more confident about where this company has the right to believe it can be and where I believe we can go.

With that. Let me turn the call over to you, Ajay.

Ajay Sabherwal—FTI Consulting Inc—Chief Financial Officer

Thank you, Steve, and good morning, everybody. In my prepared remarks, I will take you through our company wide and segment results and discuss guidance for the full year. As Steve said, our results this quarter, primarily revenue growth were below our expectations.

Revenue growth of 3.7% was not sufficient to offset the 4.9% increase in direct costs and a 10.7% increase in selling general and administrative or SG&A expenses, which resulted in a 13.3% decline and adjusted EBITDA, FX remeasurement losses versus gains in the prior quarter and a higher tax rate further dampened earnings.

Year over year, our quarterly earnings per share declined $0.49 or 20.9%. In our Economic Consulting and Technology segments, we continue to report year-over-year revenue growth but revenues in our Corporate Finance & Restructuring and Strategic Communications segments declined year-over-year. Forensic and Litigation Consulting or FLC revenues were up slightly year over year.

Turning to our results in more detail, revenues of $926 million increased $32.8 million compared to revenues of $893.3 million in the prior year quarter. Earnings per share of $1.85 in third quarter ‘24 compared to $2.34 in the prior year quarter. Net income of $66.5 million compared to $83.3 million in the prior year quarter.

SG&A expenses of $206 million were 22.2% of revenues. This compares to SG&A expenses of $186.1 million or 20.8% of revenues in the third quarter of 2023. The increase in SG&A was primarily due to higher non-billable head count and related compensation and increase in investments including in AI capabilities, travel and entertainment and legal expenses.

Third quarter 2024 adjusted EBITDA of $102.9 million or 11.1% of revenues compared to $118.7 million or 13.3% of revenues in the prior year quarter. Our third quarter effective tax rate of 25.1% compares to 22.6% in third quarter of ‘23. The higher tax rate was primarily related to unfavorable tax return adjustments as compared to the prior year income tax provision.

For the full year, we continue to expect our effective tax rate to be between 20% and 22%. Weighted average shares outstanding or WASO for the third quarter ended September 30, 2024 or 35.9 million shares compared to 35.7 million shares for the prior year quarter.

Billable head count increased by 181 professionals or 2.8% and non-billable head count increased by 112 professionals or 7% compared to the prior year quarter, with the largest increases in Technology, Corporate Finance & Restructuring and Economic Consulting.

Sequentially, billable headcount increased by 325 professionals or 5.1%, which included 322 new joiners from university campuses, our largest class ever. Non-billable head count increased by 20 professionals or 1.2%.

Now, I will share some insights at the segment level. In Corporate Finance & Restructuring, revenues of $341.5 million decreased 1.7% compared to the prior year quarter. The decrease in revenues was primarily due to lower demand for our business transformation and strategy services which more than offset an increase in demand for our transaction services. Restructuring revenues were flat year-over-year.

Adjusted segment EBITDA of $57.9 million or 17% of segment revenues compared to $68.1 million or 19.6% of segment revenues in the prior year quarter. The decrease in adjusted segment EBITDA was primarily due to lower revenues and higher SG&A expenses, primarily due to an increase in bad debt.

In the third quarter, restructuring represented 47% of segment revenues. Business transformation and strategy represented 28% of segment revenues and transactions represented 25% of segment revenues. This compares to 46% for restructuring, 33% for business transformation and strategy, and 22% for transactions in 3Q of ‘23.

Sequentially, Corporate Finance & Restructuring revenues decreased $6.5 million or 1.9% as 8% growth in restructuring was more than offset by a 13% decline in business transformation and strategy revenues and a 4% decline in transaction revenues.

As Steve mentioned, our business transformation and strategy business had certain large jobs conclude and others where the level of billings were significantly lower than last year. Adjusted segment EBITDA decreased by $8.5 million or 12.9% sequentially, primarily due to lower revenues and higher G&A expenses.

Turning to Forensic and Litigation Consulting or FLC. Revenues of $168.8 million increased 1.6% compared to the prior year quarter. Acquisition related revenues contributed $1.9 million in the quarter. Excluding acquisition related revenues, the increase in revenues was primarily due to higher construction solutions and disputes revenues which was partially offset by a decrease in data and analytics and investigations revenues.

Adjusted segment EBITDA of $20 million or 11.8% of segment revenues compared to $21.5 million or 12.9% of segment revenues in the prior year quarter. The decrease in adjusted segment EBITDA was primarily due to higher compensation and SG&A expenses.

Sequentially, revenues were flat. Adjusted segment EBITDA increased $5 million, primarily due to lower compensation which was driven largely by a true up in the second quarter from a change in compensation plans, which was partially offset by higher SG&A expenses.

Our Economic Consulting segments revenues of $222 million increased 14.5% compared to the prior year quarter. The increase in revenues was primarily due to higher demand for M&A related antitrust services, which was partially offset by lower demand for non-M&A related antitrust services.

Adjusted segment EBITDA of $35.2 million or 15.9% of segment revenues compared to $27.8 million or 14.3% of segment revenues in the prior year quarter. The increase in adjusted segment EBITDA was primarily due to higher revenues which was partially offset by an increase in compensation which included the impact of a 3.2% increase in billable headcount.

Part of the increase in revenues this quarter was that we recognized $8.1 million in revenues that were previously deferred as client acceptance conditions for revenue recognition were met, which boosted adjusted segment EBITDA by approximately $7 million in the third quarter.

Sequentially, revenues decreased $8.8 million or 3.8%, primarily due to lower financial economics revenues which was partially offset by higher M&A related antitrust revenues. Adjusted segment EBITDA decreased $9.1 million, primarily due to lower revenues.

In Technology, revenues of $110.4 million increased 11.7% compared to the prior quarter. The increase in revenues was primarily due to higher demand for M&A related second request, litigation and information governance services, which was partially offset by lower demand for investigation services.

Adjusted segment EBITDA of $16.5 million or 14.9% of segment revenues compared to $14.9 million or 15% of segment revenues in the prior year quarter. The increase in adjusted segment EBITDA was primarily due to higher revenues which was partially offset by an increase in compensation, which includes the impact of a 14.1% increase in billable headcount.

Sequentially, revenues decreased $5.5 million or 4.7%, primarily due to lower demand for M&A related second request and investigation services which was partially offset by higher demand for litigation and information governance services.

Adjusted segment EBITDA decreased $4.5 million sequentially, primarily due to lower revenues. Revenues in the Strategic Communications segment of $83.3 million decreased 4.1% compared to the prior year quarter, excluding the estimated positive impact from FX, revenues decreased $4.4 million or 5.1%.

The decrease in revenues was primarily due to a decline in pass through revenues and lower corporate reputation revenues which was partially offset by higher public affairs revenues. Adjusted segment EBITDA of $12.1 million or 14.6% of segment revenues compared to $13.5 million or

15.5% of segment revenues in the prior year quarter.

The decrease in adjusted segment EBITDA was primarily due to lower revenues and higher SG&A expenses compared to the prior year quarter. Sequentially, revenues in Strategic Communications decreased $1.6 million or 1.9%, primarily due to a decrease in pass through revenues and lower financial communications revenues [as adjusted segment EBITDA] increased a $0.5 million, primarily due to lower direct compensation and SG&A expenses which more than offset the decrease in revenues.

Let me now discuss key cash flow and balance sheet items. Net cash provided by operating activities of $219.4 million for the quarter compared to a $106.7 million for the prior quarter. The year-over-year increase in net cash provided by operating activities was primarily due to an increase in cash collections.

Day sales outstanding or DSO of a 108 days at the end of September 2024 compared with 114 days at the end of September 2023. Free cash flow was $212.3 million in the quarter. Total debt, net of cash and short-term investments of negative $386.3 million at September 30, 2024 compared to positive $59.4 million at September 30, 2023, and negative $166.4 million at June 30, 2024.

The sequential decrease in total debt, net of cash and short-term investments was primarily due to an increase in net cash provided by operating activities. There were no share repurchases during the quarter. As of September 30, 2024, approximately $460.7 million remained available for common stock repurchases under the company’s stock repurchase program.

Turning to our guidance. We are updating our guidance for revenues and EPS as follows. We estimate revenues will range between $3.7 billion and $3.75 billion, which compares to our previous revenue guidance range of $3.7 billion to $3.79 billion. We estimate EPS will range between $7.90 and $8.35 which compares to our previous EPS guidance range of $8.10 to $8.60.

Our guidance is shaped by several key considerations. First, our revenue and EPS guidance is provided within the range and at times, we find actual results are outside even such a range because ours is a fixed cost business in the short-term where significant new matters, starting or ending can cause short-term swings in revenue that then have a disproportionate impact on earnings per share.

Second, we expect the slow revenue momentum going into the fourth quarter may persist. Third, though restructuring activity remains robust, we have had weakening results in our business transformation and strategy practices. Additionally, Economic Consulting, which has been very strong for the entire year has a large matter that is slowing down.

Fourth, the fourth quarter is typically a weaker quarter for us because of a seasonal business slowdown as professionals may take time off during the holidays. I want to recognize that last year was an exception in this regard as many of our practitioners in many areas were busier than as typical during the fourth quarter.

Fifth, as Steve has said we have the appetite to continue making investments. Although, our head count growth this year has not yet been significant, we have welcomed top notch senior professionals, and we expect to build teams behind them. And of course, we continue to have a lot of additional conversations. We cannot say with certainty though when such investments will be made and therefore how much impact they may have in this calendar year.

Lastly, as you may have noticed as our updated guidance at the midpoint essentially takes us close to where we were when we first set guidance for this year with a narrower range as we have only one quarter left in the year.

Before I close, though, I obviously want to acknowledge that this quarter was not the quarter we aspired to. I did want to reiterate four key themes that I believe continue to underscore the strength of our company. First, we are an expert driven firm, and we are confident that the deep expertise of our professionals is what sets us apart and allows us to help our clients navigate more complex and ever increasing dislocation.

Second, we have a set of businesses that is uniquely diverse which can allow us to grow regardless of business cycles. Third, we have a growth mindset focused on both retaining and attracting top talent as evidenced by key senior hires announced this year in areas such as business transformation and strategy, transactions, cyber security, forensic accounting and advisory and construction solutions.

Fourth, our balance sheet remains exceptionally strong. We have the ability to boost shareholder value through share buybacks, organic growth and acquisitions when we see the right ones.

With that, let’s open the call up for your questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Andrew Nicholas, William Blair.

Andrew Nicholas—William Blair & Company—Analyst

Hi. Good morning. I was hoping you could start by talking a little bit more about restructuring. I guess, after a decent sequential step-down last quarter, it looks like it bounced back a little bit. Can you talk a little bit about that business, that environment. How much of maybe credit pressures are getting to you in the form of bankruptcy or restructuring and just overall outlook on that part of the business?

Ajay Sabherwal—FTI Consulting Inc—Chief Financial Officer

So Andrew, restructuring remains strong. The restaurant chain that has customers not going there because after COVID, people’s patterns have changed, those businesses have to file it if they get to that situation or the airline that is facing inflationary cost pressures and then competitive pressures may have no choice.

Even the last quarter, I talked about liability management. We have a couple of instances where those liability management companies have now filed. So restructuring remains strong. Obviously, if interest rates fall by 200 basis points and credit becomes free that does have a dampening effect, but for now, it’s robust.

Andrew Nicholas—William Blair & Company—Analyst

Okay. Thank you. And then on the M&A front, it sounds like at least year-over-year things have improved. You see that in M&A related antitrust, you see it in transactions all sequentially a little bit weaker. Can you just speak to that environment as well? Maybe if there’s any distinctions in terms of M&A appetite by firm size? All that color would be helpful.

Ajay Sabherwal—FTI Consulting Inc—Chief Financial Officer

Again, there the availability of credit is spurring transactions. And now, listen, sequentially, you got it just right. I mean, roughly speaking, we were used to get M&A was about 15% of our revenues M&A driven if you add from Technology, Economic Consulting and corporate finance.

This year, it’s been 15% and 20% and there’s a 1% slippage this quarter versus the sequential quarter. Not much. So it’s a robust environment and doing and doing quite well. And we have distinctly strong positions in variety of our segments to assist our clients.

Andrew Nicholas—William Blair & Company—Analyst

All right. Thank you. And then if I could just squeeze one more in, you mentioned part of the increase in SG&A and increase in investments and you noted AI capabilities within that. Can you flush out some of those investments or what you can say on how you’re planning to leverage that technology within your various businesses going forward?

Steven Gunby—FTI Consulting Inc—President, Chief Executive Officer, Director

Look, we’re like everybody in AI. I mean, I think, Bill Gates famously said one point about all fundamental new technologies is the pundits who confidently predict the first two years always get it wrong and they always overestimate the speed of things.

But then for fundamental new technologies, the other corollary is people underestimate the dramatic effect that it has on the world and on businesses and the [ensuing TAM]. And so, we’re doing a lot of things to make sure we are at the forefront and not caught unaware. And that has to do with stuff that we’ve done for a while.

Our tech and data analytics businesses have been on the forefront of machine learning and extending that. We’ve been working on internal tools to help our company navigate, but also been out there with clients, trying to figure out what early-stage things they’re doing, how we can help with them. What risk there are because there’s a lot of risk associated with hallucinations and bias and sensitive areas, how we can help them guard against that.

And so, we’ve invested a lot of internal time, some dollars to build tools and so forth, but also a lot of internal time to do it as well as to train our broader SMD cohort because what you need over time is 750 SMDs and a bunch of MDs who can have engaged conversations with their clients on what’s going on and the risks.

And I consider that investment because yes, we’ve gotten some revenue from it, but clearly a lot of the work we’ve done has been without P&L in mind, but really around building the capability of our organization. Does that start to address your question, Andrew?

Andrew Nicholas—William Blair & Company—Analyst

It does. Thank you. I’ll get back in the queue.

Operator

Tobey Sommer, Truist.

[Unidentified Participant] – Truist

Hi. It’s [Tyler Barrens] on for Toby. Just excluding the outcome of the election, could you talk about some of the headwinds — tailwinds that the business is going to face in 2025? Thank you.

Steven Gunby—FTI Consulting Inc—President, Chief Executive Officer, Director

John, I steadfastly refused to ever predict an election or the effects of an election on our business. We have lots of people in our company who do that particularly in our strat com business and God bless them. I think like most pundits out there don’t even think they can predict the outcome of this election, let alone the second and third order consequences.

I will say that, obviously, things like elections, geopolitical events, these things can affect our business. But I would say that we followed a pattern since I’ve been here of stop doing well with me because Brexit is coming and instead focused on the fact that if Brexit comes, clients are going to have needs and let’s focus on what those needs are and make sure we’re positioned against it.

And I think to me, you can’t predict, say that there’s no effect of any of these forces that can have an effect. But our company is better served by sort of saying we’ll see where it comes. But let’s make sure we’re positioned against the needs because there are needs that are going to be out there and what we need to be positioned against it.

So that’s the rhetoric I have, and I steadfastly refuse to do the prediction that you asked for. So I apologize for that John, but at least that hopefully helps someone.

[Unidentified Participant] – Truist

Got it. And then just looking forward, how should we think about uses of cash going forward? Can you maybe just talk about willingness to buy back stock even with the stock at a higher than historical multiple going forward?

Steven Gunby—FTI Consulting Inc—President, Chief Executive Officer, Director

Well, let me say something about the historical — I think Ajay, we never comment specifically on what are you intending to do in the next quarter or two on cash. Let me say this that we’re acutely aware of the fact that good use of cash or not good use of cash is a key ingredient for creating value for shareholders.

And we’ve been focused on that during Ajay and my entire time here. And we have never felt the need to use the cash in any given quarter. What we have focused on is where’s the real leverage for taking the business further and for rewarding shareholders who have a long-term perspective on us.

And I think it’s been a critical ingredient. Sometimes it’s been, we’ve used it for buying back high price debt. Other times, we’ve used it where we have seen that critical enabling acquisition. We haven’t done a lot of acquisitions, but we’ve used the cash where we found the right ones. Other times, we reacted to — my sense is occasionally the stock market has gone crazy on us negatively.

And you look at the middle of 2017 when that drove our stock price down even though we’re reaffirming guidance and we bought back, I think something like 10% of our company and then same thing happened at the end of ‘20. And it wasn’t a little perturbation of the stock. It was a big drop like — and when that happens, you can buy back a lot of shares and then for the shareholders who stayed with you, there’s a tremendous return.

So we think hard about that. We do not feel compelled to use the cash in any given quarter, but we are very focused on talking in management and with the Board about what’s the next level of way that we can do to make it accretive for our shareholders. So Ajay, anything to add?

Ajay Sabherwal—FTI Consulting Inc—Chief Financial Officer

No, sir.

[Unidentified Participant] – Truist

And then just final one, can you maybe just talk about areas you see to drive margin expansion going forward?

Steven Gunby—FTI Consulting Inc—President, Chief Executive Officer, Director

Look, I think a lot of it has to do with just getting the revenue in there. I mean, we’re such a fixed cost business in any short period of time. You say, how can that be? Well, there’s some professional services that have extremely variable comp structures. That’s not us for the most part.

We have legacy of a big four structure in many parts of our business where even the SMDs have a relatively fixed cost comp structure. And so, if you believe in — obviously, if you don’t believe in the business anymore, you don’t believe in the people, you can get rid of all the people. But if you believe in the business and you believe in the people, you take the hit, the revenue falls dramatically to the bottom line.

And so, the only solution is the revenue. Now, you can also stop making investments. I mean, investments in new geographies. Even though if you get revenue, you tend to lose money on those initial investments initially or your investment in AI, you can stop doing. But if you stop doing that, then you’re not a vibrant growth company. Then you’re milking off the growth of the past and that’s not what we historically meant to be.

So does that mean we don’t hire massively into businesses where we don’t see any growth in the next 12 or 24 months, we tighten the hiring there. But we continue to invest in the businesses where we see opportunities for growth, or we can get great talent. So for those businesses, the story is getting back from revenue. You’re not a growth business if you’re a sustainable 3.7% revenue growth. So that’s not what we aspire to. Does that help?

[Unidentified Participant] – Truist

Yes. Thank you.

Operator

James Yaro, Goldman Sachs.

James Yaro—Goldman Sachs—Analyst

Good morning, and thanks for taking my questions, Steve, obviously, you have your idiosyncratic growth strategy that I have no doubt you will continue to execute on. But as you brought it up, I just love to get your perspective on the drivers of the weaker industry backdrop in consulting, which does appear weaker than at least global economic growth. What do you think causes this backdrop to improve? And then as a corollary, do you think your business is more or less impacted by these industry trends?

Steven Gunby—FTI Consulting Inc—President, Chief Executive Officer, Director

The second one is easier. I think in general we are a little less impacted by those industry trends for two reasons. First of all, some of our businesses, we have some important businesses that are not correlated with the other ones, like restructuring is not necessarily correlated.

And then secondly, over the last few years, I think in many of our businesses, like for example, our e-discovery businesses, we can gain share. So if you’re gaining share, you’re less affected than by the competitors who are losing share. Right? And that’s our aspiration.

Why the Big Four and some of the other firms are having such slowdowns, you can read their earnings report. I don’t know, I haven’t found it totally satisfactory. I suspect some of it has to do with — there was an over exuberance for a couple of years in terms of deals and so forth and so that the growth rate that was seen before wasn’t actually a real sustainable growth rate and this is a catch up or catch down, I guess would be the case.

Some of that has to do presumably with the global economic conditions. I mean, Europe is not exactly robust in terms of global growth. Some of it has to do with geopolitical conditions, the number of — we’re not in the geopolitical realm, but in Asia, we are feeling our clients who are cutting back that has some effect on us. And I think for a number of people, those things.

And we have a confluence of things going on. Sometimes there is a pause in spending when there’s uncertainty. I remember this now from not only FTI, but my prior employer that bad news or good news often triggers need for help, uncertainty triggers. Let me pause and wait at least on anything discretionary.

But I don’t — James, sometimes I really feel like I know the answer to questions and sometimes I’m feeling like I’m collating a bunch of answers that might be plausible. And I have to tell you I’m more in that situation here. If you have other thoughts share them with me though. I appreciate yours as well.

James Yaro—Goldman Sachs—Analyst

No. I mean, I think it’s really interesting, Steve. Because I’m not sure I have the answer either, but that’s super helpful color. Maybe just another one here, which is just I think you’ve had a number of in — I’ve had a number of inbounds from investors around the potential for the soft spot in revenue and earnings growth for a period.

As you move past the lower hiring the back half of last year and the first half of this year too, the stronger hiring that you started to exhibit in this quarter’s results. So just putting aside the macro, is that the case? And then I think more importantly, over what time period do you think that you would be able to return to the healthier top line growth rates that we’re used to from you?

Ajay Sabherwal—FTI Consulting Inc—Chief Financial Officer

So James, we’re not going to give you guidance for next year just yet. You’ll have to wait till February for that. But we’ve never aspired for 3.6% revenue growth. So let me leave that one in terms of when you say when do you want to return to it? Let me leave it on that moment.

In terms of the hiring, there are two aspects to this quarter’s hiring. The bulk of the hiring this quarter and billable headcount has been from university hires that we gave offers to one year back. So don’t read anything that we accelerated or whatnot. These were commitments made a year back.

And in terms of hiring of other professionals like the top notch SMDs, the principles that Steve has said has been there for a long time. We will hire exceptional top talent regardless of where we are at in the business cycle or in the sub-practice if that top notch talent becomes available.

James Yaro—Goldman Sachs—Analyst

Excellent. That, that’s very clear, Ajay. Thank you. Just last one on the hiring. Obviously, hiring is bounced around a little bit in recent quarters. The company is substantially larger than a few years as you’ve executed on your strategy. So maybe just taking a step back, what do you think a normalized or longer-term hiring growth rate should be? I think that might just help us think about the longer-term growth of the company.

Steven Gunby—FTI Consulting Inc—President, Chief Executive Officer, Director

Yeah. Look, I’ve never given a pinpoint number on that, but I’ve always — I think if you go back to the, actually Investor Day in 2017, what I said then when we finally thought had turned this company back into a growth engine that my math said to combine what you’re asking in a prior question. If you combine mid to high single-digit organic growth and a really good use of cash that over an extended period of time, you can turn it — that will turn into a top quartile S&P 500 return. And I think that’s been true since.

Now, we’ve actually probably averaged — posted double-digit organic growth over that period, which is certainly my aspiration over the lows and the 5% or 6% level. But, I think, if you do that, you have the opportunity to make the investments you want to make, to make the investments internally on IT systems and on training and be a vibrant growth engine that attracts people.

I think it’s hard to have that vibrancy when you’re 3.7% growth for any extended period of time. So it’s certainly not our aspiration. Whether we can be — I don’t know, the last few years has probably been closer to 10% or 12% growth, whether we can do that forever. I don’t know. But we aspire to get back much closer to that on a sustained basis, not every quarter, not every two quarters.

And you can have a bad year, you have a bad 12 months. But my experience is if you do the right thing, I’ve never seen a great professional services firm that did the right thing that over two years wasn’t doing better than this quarter would reflect. And so, at least that’s maybe some historical perspective that gives a little light. Does that help James?

James Yaro—Goldman Sachs—Analyst

Absolutely. Thank you so much, Steve.

Operator

Thank you. And we have no further questions at this time.

Steven Gunby—FTI Consulting Inc—President, Chief Executive Officer, Director

Well, let me just say thank you again for your attention. Look, 3.7% as we said, multiple times is not our aspiration. But I did look, one of Mollie’s team sent me recently just some data, I think in the last while, since Ajay has been CFO and I’ve been CEO, I think we’ve had 17 down quarters during that time, which is almost two a year, almost two a year down quarters. And in that time, our actual results have quadrupled.

So our business is not about keeping every quarter go straight line up. Our business is about building a business that has to return for you the shareholder. But the mechanism to do it is to build a vital growth engine that has great people wanting to be here and build something.

And that is our commitment to do over time and we are committed. We focus on the shareholder value, and we’re focusing on making it substantial and sizable and durable and that’s what we’re in the business of trying to do. Thanks for your time.

Operator

Thank you. This includes today’s conference call. We thank you all for attending today’s presentation. You may now disconnect your lines and have a wonderful day.

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